Exhibit 99.1

Contact:	Misty Otto, Public Relations
817-252-8514
CHAIRMAN AND CEO MARVIN GIROUARD TO RETIRE FROM PIER 1 IMPORTS
Executive Search Firm Hired to Help Find Successor
FORT WORTH, TEXAS, September 30, 2006 – Pier 1 Imports, Inc. (NYSE:pir) today announced that Chairman and Chief Executive Officer, Marvin J. Girouard, has decided that he will retire from the Company and the Board on February 28, 2007.
“I am grateful to the Board for their support. I feel that it is time for me to leave in the course of a normal retirement and allow new leadership to emerge and flourish. I have enjoyed my 32 years of service, including being President and Chief Operating Officer for 10 years, Chief Executive Officer for over 8 years and Chairman of the Board for 7 years. During that time I have been part of building the business to almost $2 billion in revenues, with over 1200 stores and 17,000 employees to become North America’s largest specialty retailer of imported decorative home furnishings and gifts. I am extremely proud of all Pier 1 associates throughout our chain, and appreciate their support and hard work over the years.”
The Board’s independent directors have hired a New York-based retail executive search firm, Herbert Mines Associates, to assist it in selecting a new Chief Executive Officer. “Pier 1 has built an exceptional brand,” said Harold D. “Hal” Reiter, Chairman and Chief Executive Officer for Herbert Mines Associates. “Marvin leaves a rich legacy, and I expect there to be strong interest in this position among qualified candidates.”
In thanking Mr. Girouard for his contributions to the Company, the Board of Directors expressed its commitment to a thoughtful succession strategy. “Our goal is for a smooth transition that can allow our associates to keep their focus on serving our customers and building shareholder value,” said Executive Committee members Jim Hoak and Tom Thomas. “We understand the Company’s place in the community – locally, nationally and internationally – and will consider each candidate’s ability to build on Pier 1’s successful record for outstanding corporate citizenship.”
Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company’s most recently filed report on Form 10-Q. Management’s expectations and assumptions regarding planned store
- More -

openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company’s key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
Pier 1 Imports, Inc. is North America’s largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports® stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids® stores in the United States. Information about the Company is available on www.pier1.com.